Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Corinne Kovalsky
781.522.5899
For Immediate Release

Raytheon Reports Strong Second Quarter 2017 Results

•	Bookings of $6.5 billion; backlog of $36.2 billion

•	Net sales of $6.3 billion, up 4.2 percent

•	EPS from continuing operations of $1.89

•	Operating cash flow from continuing operations of $782 million

•	Increased full-year 2017 guidance for sales and EPS
__________________________________________________________________________________________________

WALTHAM, Mass., (July 27, 2017) - Raytheon Company (NYSE: RTN) today announced net sales for the second quarter 2017 of $6.3 billion, up 4.2 percent compared to $6.0 billion in the second quarter 2016. Second quarter 2017 EPS from continuing operations was $1.89 compared to $2.41 in the second quarter 2016. Second quarter 2017 EPS from continuing operations included a $0.09 charge associated with the early retirement of debt. Second quarter 2016 EPS from continuing operations included a tax-free gain of $0.53 related to the previously disclosed ThalesRaytheonSystems (TRS) transaction.
“Global customer demand for our advanced capabilities continues to drive growth, resulting in stronger than expected bookings, sales, EPS and operating cash flow for the quarter and supporting increased guidance for the year,” said Thomas A. Kennedy, Raytheon Chairman and CEO. “I am very proud of the Raytheon team and our continued strong operating performance as we serve the needs of our global customers and shareholders.”
Operating cash flow from continuing operations for the second quarter 2017 was $782 million compared to $746 million for the second quarter 2016.

Summary Financial Results

	2nd Quarter				%	Six Months				%
($ in millions, except per share data)	2017		2016		Change	2017		2016		Change

Bookings	$6,532		$7,103		-8.0%	$12,220		$13,304		-8.1%
Net Sales	$6,281		$6,029		4.2%	$12,281		$11,831		3.8%
Income from Continuing Operations attributable to Raytheon Company	$553	[1]	$718	[2]	-23.0%	$1,056	[1]	$1,145	[2]	-7.8%
EPS from Continuing Operations	$1.89	[1]	$2.41	[2]	-21.6%	$3.62	[1]	$3.83	[2]	-5.5%
Operating Cash Flow from Continuing Operations	$782		$746			$741		$1,071
Workdays in Fiscal Reporting Calendar	64		64			128		129
[1] Second quarter and six months 2017 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the $25 million after-tax ($39 million pretax) and $0.09 unfavorable impact, respectively, related to the early retirement of debt in the second quarter 2017.

[2] Second quarter and six months 2016 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the tax-free gain of $158 million and $0.53 impact, respectively, for the second quarter 2016 TRS transaction.

Bookings in the second quarter 2017 were $6.5 billion compared to $7.1 billion in the second quarter 2016.

Backlog
	Period Ending
($ in millions)	Q2 2017	Q2 2016	2016
Backlog	$36,168	$35,038	$36,709
Backlog at the end of the second quarter 2017 was $36.2 billion, an increase of approximately $1.1 billion compared to the second quarter 2016.
In the second quarter 2017, the company repurchased 0.6 million shares of common stock for $100 million. Year-to-date 2017, the company repurchased 3.3 million shares of common stock for $500 million.
As previously announced, the company repurchased $591 million of debt that was due in March and December of 2018. As a result, in the second quarter of 2017, the company recorded a non-operating charge of $25 million after-tax ($39 million pretax) or $0.09 per share associated with the early retirement of this debt.
Outlook
The company has updated its financial outlook for 2017 and increased guidance for sales and EPS. Charts containing additional information on the company's 2017 outlook are available at www.raytheon.com/ir.

2017 Financial Outlook
	Current	Prior (4/27/17)
Net Sales ($B)	25.1 - 25.6*	24.9 - 25.4
Deferred Revenue Adjustment ($M)[1]	(33)	(33)
Amortization of Acquired Intangibles ($M)[1]	(127)	(127)
FAS/CAS Adjustment ($M)	428	428
Interest Expense, net ($M)	(196) - (201)	(196) - (201)
Diluted Shares (M)	~292*	291 - 293
Effective Tax Rate	~30.5%*	~31.0%
EPS from Continuing Operations	$7.35 - $7.50*	$7.25 - $7.40
Operating Cash Flow from Continuing Operations ($B)	2.8 - 3.1	2.8 - 3.1
*Denotes change from prior guidance
[1] Deferred Revenue Adjustment and Amortization of Acquired Intangibles represent the unfavorable impact of the acquisition accounting adjustments to record acquired deferred revenue at fair value and the amortization of acquired intangible assets for all business segments.

Segment Results
The company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and ForcepointTM.

Integrated Defense Systems
	2nd Quarter			Six Months
($ in millions)	2017	2016	% Change	2017	2016	% Change
Net Sales	$1,462	$1,399	5%	$2,860	$2,735	5%
Operating Income[1]	$245	$376	NM	$457	$522	NM
Operating Margin[1]	16.8%	26.9%		16.0%	19.1%
[1] Second quarter 2016 and six months 2016 operating income and operating margin include the $158 million tax-free gain from the second quarter TRS transaction.
NM = Not Meaningful
Integrated Defense Systems (IDS) had second quarter 2017 net sales of $1,462 million, up 5 percent compared to $1,399 million in the second quarter 2016. The increase in net sales for the quarter was primarily driven by higher net sales on an international early warning radar program awarded in the first quarter 2017.
IDS recorded $245 million of operating income in the second quarter 2017 compared to $376 million in the second quarter 2016. The second quarter 2016 included the tax-free gain of $158 million from the TRS transaction as previously disclosed, which had an approximate 1,130 basis points (11.3 percent) impact to IDS operating margin.
During the quarter, IDS booked $364 million on the Air and Missile Defense Radar (AMDR) program for the U.S. Navy and $146 million on the Multi-Function RF System (MFRFS) program for the U.S. Army. IDS also booked $178 million on two international Patriot contracts.

Intelligence, Information and Services
	2nd Quarter			Six Months
($ in millions)	2017	2016	% Change	2017	2016	% Change
Net Sales	$1,555	$1,587	-2%	$3,062	$3,119	-2%
Operating Income	$115	$120	-4%	$226	$224	1%
Operating Margin	7.4%	7.6%		7.4%	7.2%
Intelligence, Information and Services (IIS) had second quarter 2017 net sales of $1,555 million compared to $1,587 million in the second quarter 2016.
IIS recorded $115 million of operating income in the second quarter 2017 compared to $120 million in the second quarter 2016.
During the quarter, IIS booked $374 million on domestic and foreign training programs in support of Warfighter FOCUS activities. IIS also booked $555 million on a number of classified contracts.

Missile Systems
	2nd Quarter			Six Months
($ in millions)	2017	2016	% Change	2017	2016	% Change
Net Sales	$1,901	$1,706	11%	$3,657	$3,429	7%
Operating Income	$236	$233	1%	$452	$425	6%
Operating Margin	12.4%	13.7%		12.4%	12.4%
Missile Systems (MS) had second quarter 2017 net sales of $1,901 million, up 11 percent compared to $1,706 million in the second quarter 2016. The increase in net sales for the quarter was primarily driven by higher net sales on the Standard Missile-2 (SM-2), Standard Missile-3 (SM-3®), and Paveway™ programs.
MS recorded $236 million of operating income in the second quarter 2017 compared to $233 million in the second quarter 2016. The change in operating margin was primarily due to a change in program mix.
During the quarter, MS booked $690 million for Paveway, $619 million for SM-2, $436 million for SM-3, $116 million for the Long Range Precision Fires (LRPF) Missile system, $113 million for AIM-9X Sidewinder™ short-range air-to-air missiles, and $90 million for Advanced Medium-Range Air-to-Air Missiles (AMRAAM®). MS also booked $214 million on a number of classified contracts.

Space and Airborne Systems
	2nd Quarter			Six Months
($ in millions)	2017	2016	% Change	2017	2016	% Change
Net Sales	$1,608	$1,547	4%	$3,163	$2,992	6%
Operating Income	$218	$205	6%	$408	$372	10%
Operating Margin	13.6%	13.3%		12.9%	12.4%
Space and Airborne Systems (SAS) had second quarter 2017 net sales of $1,608 million, up 4 percent compared to $1,547 million in the second quarter 2016. The increase in net sales for the quarter was primarily driven by higher net sales on a domestic classified program.

SAS recorded $218 million of operating income in the second quarter 2017 compared to $205 million in the second quarter 2016. The increase in operating income for the quarter was primarily driven by higher volume and a favorable change in mix and other performance.
During the quarter, SAS booked $91 million for radar components for the U.S. Navy. SAS also booked $137 million on a number of classified contracts.

Forcepoint
	2nd Quarter			Six Months
($ in millions)	2017	2016	% Change	2017	2016	% Change
Net Sales	$138	$137	1%	$282	$276	2%
Operating Income	$2	$10	-80%	$18	$28	-36%
Operating Margin	1.4%	7.3%		6.4%	10.1%
Forcepoint had second quarter 2017 net sales of $138 million compared to $137 million in the second quarter 2016.
Forcepoint recorded $2 million of operating income in the second quarter 2017 compared to $10 million in the second quarter 2016. The decrease in operating income for the quarter was primarily driven by planned investments in sales and marketing.

About Raytheon
Raytheon Company, with 2016 sales of $24 billion and 63,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 95 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.
Conference Call on the Second Quarter 2017 Financial Results
Raytheon's financial results conference call will be held on Thursday, July 27, 2017 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O'Brien, vice president and CFO; and other company executives.
The dial-in number for the conference call will be (866) 202-3048 in the U.S. or (617) 213-8843 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the company's dependence on the U.S. government for a significant portion of its business and the risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs and potential termination of contracts; difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; changes in government procurement practices; the impact of competition; the ability to develop products and technologies, and the impact of associated investments and costs; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; the risk that actual pension returns, discount rates or other actuarial assumptions, including the long-term return on asset assumption, are significantly different than the company's current assumptions; the risk of cost overruns, particularly for the company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the impact of financial markets and global economic conditions; the use of accounting estimates in the company's financial statements; the outcome of contingencies and litigation matters, including government investigations; the risk of environmental liabilities; and other factors as may be detailed from time to time in the company's public announcements and Securities and Exchange Commission filings. The company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Second Quarter 2017
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16

Net sales	$6,281	$6,029	$12,281	$11,831
Operating expenses
Cost of sales	4,685	4,362	9,215	8,803
General and administrative expenses	747	695	1,476	1,443
Total operating expenses	5,432	5,057	10,691	10,246
Operating income	849	972	1,590	1,585
Non-operating (income) expense, net
Interest expense	51	58	109	116
Interest income	(5)	(4)	(10)	(8)
Other (income) expense, net	35	(1)	28	(3)
Total non-operating (income) expense, net	81	53	127	105
Income from continuing operations before taxes	768	919	1,463	1,480
Federal and foreign income taxes	221	205	419	362
Income from continuing operations	547	714	1,044	1,118
Income (loss) from discontinued operations, net of tax	—	(1)	3	—
Net income	547	713	1,047	1,118
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(6)	(4)	(12)	(27)
Net income attributable to Raytheon Company	$553	$717	$1,059	$1,145

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.90	$2.41	$3.62	$3.84
Income (loss) from discontinued operations, net of tax	—	—	0.01	—
Net income	1.90	2.41	3.63	3.84

Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.89	$2.41	$3.62	$3.83
Income (loss) from discontinued operations, net of tax	—	—	0.01	—
Net income	1.89	2.41	3.63	3.84

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$553	$718	$1,056	$1,145
Income (loss) from discontinued operations, net of tax	—	(1)	3	—
Net income	$553	$717	$1,059	$1,145

Average shares outstanding
Basic	291.7	297.3	292.1	298.2
Diluted	292.0	297.6	292.4	298.6

Attachment B
Raytheon Company
Preliminary Segment Information
Second Quarter 2017
(In millions, except percentages)
					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
	Three Months Ended		Three Months Ended		Three Months Ended
	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16

Integrated Defense Systems	$1,462	$1,399	$245	$376	16.8%	26.9%
Intelligence, Information and Services	1,555	1,587	115	120	7.4%	7.6%
Missile Systems	1,901	1,706	236	233	12.4%	13.7%
Space and Airborne Systems	1,608	1,547	218	205	13.6%	13.3%
Forcepoint	138	137	2	10	1.4%	7.3%
Eliminations	(372)	(326)	(37)	(34)
Total business segment	6,292	6,050	779	910	12.4%	15.0%
Acquisition Accounting Adjustments	(11)	(21)	(42)	(51)
FAS/CAS Adjustment	—	—	109	109
Corporate	—	—	3	4
Total	$6,281	$6,029	$849	$972	13.5%	16.1%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
	Six Months Ended		Six Months Ended		Six Months Ended
	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16

Integrated Defense Systems	$2,860	$2,735	$457	$522	16.0%	19.1%
Intelligence, Information and Services	3,062	3,119	226	224	7.4%	7.2%
Missile Systems	3,657	3,429	452	425	12.4%	12.4%
Space and Airborne Systems	3,163	2,992	408	372	12.9%	12.4%
Forcepoint	282	276	18	28	6.4%	10.1%
Eliminations	(722)	(673)	(74)	(67)
Total business segment	12,302	11,878	1,487	1,504	12.1%	12.7%
Acquisition Accounting Adjustments	(21)	(47)	(84)	(109)
FAS/CAS Adjustment	—	—	217	214
Corporate	—	—	(30)	(24)
Total	$12,281	$11,831	$1,590	$1,585	12.9%	13.4%

Attachment C
Raytheon Company
Other Preliminary Information
Second Quarter 2017
(In millions)

Backlog			2-Jul-17	31-Dec-16

Integrated Defense Systems			$10,055	$10,159
Intelligence, Information and Services			5,908	5,662
Missile Systems			11,382	11,568
Space and Airborne Systems			8,398	8,834
Forcepoint			425	486
Total backlog			$36,168	$36,709

	Three Months Ended		Six Months Ended
Bookings	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16

Total bookings	$6,532	$7,103	$12,220	$13,304

	Three Months Ended		Six Months Ended
General and Administrative Expenses	2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16

Administrative and selling expenses	$547	$514	$1,105	$1,063
Research and development expenses	200	181	371	380
Total general and administrative expenses	$747	$695	$1,476	$1,443

Cash, Cash Equivalents and Restricted Cash			2-Jul-17	31-Dec-16

Cash and cash equivalents			$2,167	$3,303
Restricted cash			8	—
Total cash, cash equivalents and restricted cash shown in Attachment E			$2,175	$3,303

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Second Quarter 2017
(In millions)

	2-Jul-17	31-Dec-16

Assets
Current assets
Cash and cash equivalents	$2,167	$3,303
Short-term investments	410	100
Receivables, net	1,560	1,163
Contract assets	5,728	5,041
Inventories	581	608
Prepaid expenses and other current assets	491	670
Total current assets	10,937	10,885

Property, plant and equipment, net	2,172	2,166
Goodwill	14,827	14,788
Other assets, net	2,293	2,399
Total assets	$30,229	$30,238

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Commercial paper	$300	$—
Contract liabilities	2,704	2,646
Accounts payable	1,278	1,520
Accrued employee compensation	1,179	1,234
Other current liabilities	1,126	1,139
Total current liabilities	6,587	6,539

Accrued retiree benefits and other long-term liabilities	7,731	7,758
Long-term debt	4,747	5,335

Redeemable noncontrolling interest	349	449

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(6,994)	(7,411)
Retained earnings	17,806	17,565
Total Raytheon Company stockholders' equity	10,815	10,157
Noncontrolling interests in subsidiaries	—	—
Total equity	10,815	10,157
Total liabilities, redeemable noncontrolling interest and equity	$30,229	$30,238

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Second Quarter 2017
(In millions)
	Six Months Ended
	2-Jul-17	3-Jul-16

Cash flows from operating activities
Net income	$1,047	$1,118
(Income) loss from discontinued operations, net of tax	(3)	—
Income from continuing operations	1,044	1,118
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	263	247
Stock-based compensation	92	89
Gain on sale of equity method investment	—	(158)
Loss on repayment of long-term debt	39	—
Deferred income taxes	(105)	(53)
Changes in assets and liabilities
Receivables, net	(393)	(250)
Contract assets and contract liabilities	(622)	(492)
Inventories	27	(14)
Prepaid expenses and other current assets	112	130
Income taxes receivable/payable	99	64
Accounts payable	(238)	49
Accrued employee compensation	(54)	(43)
Other current liabilities	(25)	(76)
Accrued retiree benefits	564	445
Other, net	(62)	15
Net cash provided by (used in) operating activities	741	1,071
Cash flows from investing activities
Additions to property, plant and equipment	(181)	(237)
Proceeds from sales of property, plant and equipment	31	1
Additions to capitalized internal use software	(33)	(26)
Purchases of short-term investments	(399)	(472)
Maturities of short-term investments	100	599
Payments for purchases of acquired companies, net of cash received	(39)	(57)
Other	(1)	6
Net cash provided by (used in) investing activities	(522)	(186)
Cash flows from financing activities
Dividends paid	(447)	(419)
Net borrowings (payments) on commercial paper	300	—
Repayments of long-term debt	(591)	—
Loss on repayment of long-term debt	(38)	—
Repurchases of common stock under share repurchase programs	(500)	(602)
Repurchases of common stock to satisfy tax withholding obligations	(79)	(92)
Acquisition of noncontrolling interest in RCCS LLC	—	(90)
Contribution from noncontrolling interests in Forcepoint	8	11
Other	—	(5)
Net cash provided by (used in) financing activities	(1,347)	(1,197)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,128)	(312)
Cash, cash equivalents and restricted cash at beginning of the year	3,303	2,328
Cash, cash equivalents and restricted cash at end of period	$2,175	$2,016

Attachment F
Raytheon Company
Supplemental EPS Information
Second Quarter 2017
(In millions, except per share amounts)

		Three Months Ended		Six Months Ended
		2-Jul-17	3-Jul-16	2-Jul-17	3-Jul-16

Per share impact of early debt retirement (A)		$0.09	$—	$0.09	$—
Per share impact of TRS transaction (B)		—	0.53	—	0.53

(A)	Early debt retirement	$39	$—	$39	$—
	Tax effect (at 35% statutory rate)	(14)	—	(14)	—
	After-tax impact	25	—	25	—
	Diluted shares	292.0	—	292.4	—
	Per share impact	$0.09	$—	$0.09	$—

(B)	TRS transaction	$—	$158	$—	$158
	Diluted shares	—	297.6	—	298.6
	Per share impact	$—	$0.53	$—	$0.53